EXHIBIT 5.1

KILPATRICK TOWNSEND & STOCKTON LLP www.kilpatricktownsend.com Suite 2800, 1100 Peachtree Street Atlanta, GA 30309-4528 t 404 815 6500 f 404 815 6555

March 1, 2019

Sotheby’s

1334 York Avenue

New York, New York 10021

Re:	Form S-8 Registration Statement

Ladies and Gentlemen:

We have acted as counsel for Sotheby’s, a Delaware corporation (the “Company”), in connection with the preparation and filing of a registration statement on Form S-8 (together with all exhibits thereto, the “Registration Statement”) relating to the registration by the Company of 6,000,000 shares of the Company’s Common Stock, Par Value $0.01 Per Share (the “Shares”) issuable by the Company in accordance with the Sotheby’s 2018 Equity Incentive Plan (the “Plan”). This opinion letter is rendered pursuant to Item 8 of Form S-8 and Item 601(b)(5) of the Commission’s Regulation S-K.

As such counsel, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on the date hereof; (ii) the Plan; (iii) the certificate of incorporation of the Company; (iv) the By-Laws of the Company, as amended; (v) certain resolutions of the Board of Directors of the Company; (vi) such records of the Company, such other filings by the Company with the Commision and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others as we have deemed relevant; and (vii) such other documents, instruments, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth below.

In all such examinations, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to us as certified, conformed or photographic copies, and as to certificates of public officials, we have assumed the same to have been properly given and to be accurate.

Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares to be issued under the Plan are duly authorized and, when issued by the Company in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

The opinions expressed herein are limited in all respects to the Delaware General Corporation Law, and no opinion is expressed with respect to the laws of any other jurisdiction

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or any effect which such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are “experts” within the meaning of the Securities Act, or other rules and regulations of the Commission promulgated thereunder.

Sincerely,

KILPATRICK TOWNSEND & STOCKTON LLP

By:	/s/ David M. Eaton
David M. Eaton, a Partner